Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-3D (No. 333-261834) of MacKenzie Realty Capital, Inc. (the “Company”) of our reports dated September 27, 2024 and September 28, 2023, relating to the consolidated financial statements of the Company, appearing in the Annual Reports on Form 10-K of the Company for the years ended June 30, 2024 and 2023, filed with the Securities and Exchange Commission.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP
Campbell, California
December 18, 2024